Exhibit 11

DUCOMMUN INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF THE NUMERATORS AND DENOMINATORS OF

THE BASIC AND DILUTED EARNINGS PER SHARE COMPUTATIONS

	For the Quarter Ended April 2, 2011
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Income Available to Common Stockholders	$2,923,000	10,526,000	$0.28

Effect of Dilutive Securities
Stock Options	—	108,000

Diluted EPS
Income Available to Common Stockholders + Assumed Conversions	$2,923,000	10,634,000	$0.27

	For the Quarter Ended April 3, 2010
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Income Available to Common Stockholders	$4,223,000	10,465,000	$0.40

Effect of Dilutive Securities
Stock Options	—	37,000

Diluted EPS
Income Available to Common Stockholders + Assumed Conversions	$4,223,000	10,502,000	$0.40